EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Tel: 415-278-7493
media_relations@gymboree.com

The Gymboree Corporation Reports Second Fiscal Quarter 2011 Results

San Francisco, Calif., August 24, 2011 – The Gymboree Corporation (the “Company”) today reported consolidated financial results for the second fiscal quarter ended July 30, 2011.

For the second fiscal quarter of 2011, net sales were $259.0 million, an increase of 16.3% compared to $222.7 million in net sales for the second fiscal quarter of the prior year.  Comparable store sales for the quarter increased 8% versus the second quarter of the prior year.

Gross profit for the second fiscal quarter of 2011 was $92.0 million or 35.5% of net sales compared to $96.9 million or 43.5% of net sales for the second fiscal quarter of 2010.   Results for the second quarter of 2011 include approximately $3.4 million of additional costs resulting from the November 2010 acquisition of the Company by Giraffe Holding, Inc., an entity controlled by investment funds sponsored by Bain Capital Partners, LLC (the “Acquisition”), including the effect of purchase accounting adjustments and transaction-related charges recognized during the quarter.  Excluding these costs, gross profit for the quarter was $95.4 million or 36.6% of sales.

SG&A expense for the second quarter was $88.9 million or 34.3% of net sales, compared to $77.9 million or 35.0% of net sales in the comparable quarter of the prior year.  Excluding Acquisition-related charges of $5.3 million, SG&A expense for the second fiscal quarter was $83.6 million or 32.1% of net sales, down 290 basis points from the prior year.

Net loss for the second quarter of fiscal 2011 was $6.9 million compared to net income of $12.3 million for the same period last year and reflects the impact of $21.9 million of incremental interest expense over the prior year resulting from the addition of approximately $1.2 billion of debt on the balance sheet during the fourth fiscal quarter of fiscal 2010.

Adjusted EBITDA for the second fiscal quarter of 2011 decreased 23.5% to $25.5 million compared to $33.3 million for the comparable quarter of the prior year.  Adjusted EBITDA margins decreased from 15.0% to 9.8% due primarily to lower gross profit margins.  A reconciliation of net income (loss) to Adjusted EBITDA is included in Exhibit A of this press release.

Balance Sheet Highlights

As part of the Acquisition, the Company incurred a total of $1.2 billion in debt, consisting of an $820 million seven-year term loan and $400 million in high-yield notes maturing in 8 years.  An asset-backed loan (ABL) in the amount of $225 million was also established to support working capital needs.  There were $40 million of borrowings outstanding under the ABL as of the end of the second fiscal quarter and approximately $75.8 million of undrawn availability.

Cash at the end of the second fiscal quarter decreased to $54.8 million from $132.4 million at the end of the second quarter of fiscal 2010.  The decrease reflects the impact of the Company’s utilization of cash to fund the transaction.

Capital expenditures for the second fiscal quarter were $8.9 million compared to $13.1 million in the prior year.  The vast majority of cash used during the quarter was to fund the opening of 27 new stores.  Smaller amounts of cash were utilized to support infrastructure investments at the corporate office and the Company’s distribution center.

Inventory balances at the end of the second quarter were $215.9 million compared to $145.5 million at the end of same period of the prior year.  The increase in inventory values primarily reflects higher average unit costs, higher in-transit inventory and higher store count versus the prior year. Excluding in-transit inventory, unit growth on a per square foot basis increased approximately 6%.

Non-GAAP Financial Measures

Adjusted EBITDA is calculated in substantially the same manner as “EBITDA” under the indenture governing the notes and “Consolidated EBITDA” under the agreement governing the Company’s senior secured indebtedness.  The Company defines "Adjusted EBITDA" as net income (loss) before interest income,  interest expense, income tax expense, and depreciation and amortization ("EBITDA") adjusted for other items, including non-cash share-based compensation, loss on disposal/impairment of assets, sponsor management fees and expenses, and loss on extinguishment of debt, as well as the impact of purchase accounting adjustments resulting from the Acquisition.

Adjusted EBITDA is a non-GAAP measure but is considered an important supplemental measure of the Company's performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company's computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income (loss), as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Management Presentation

The live broadcast of the discussion of second fiscal quarter 2011 financial results will be available to interested parties at 1:00 p.m. PT (4:00 p.m. ET) on Wednesday, August 24, 2011.  To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, August 31, 2011, at 800-642-1687, passcode 92027712.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 30, 2011, the Company operated a total of 1,111 retail stores: 636 Gymboree® stores (594 in the United States, 39 in Canada, 2 in Australia and 1 in Puerto Rico), 152 Gymboree Outlet stores, 125 Janie and Jack® shops and 198 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 700 franchised and Company-operated Gymboree Play & Music® centers in the United States and 36 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended July 30, 2011, is unaudited and subject to quarter-end and year-end adjustments.   The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated future financial performance.  These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the ongoing volatility in the commodities market for cotton, uncertainties relating to high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, the Company’s ability to anticipate and timely respond to changes in trends and consumer preferences and customer reactions to new merchandise, service levels and new concepts, competitive market conditions, success in meeting the Company's delivery targets, the Company's promotional activity, gross margin achievement, the Company's ability to appropriately manage inventory, effects of future embargos from countries used to source product, the Company’s ability to attract and retain key personnel and other qualified team members, and other factors, including those discussed under “Risk Factors” in the Company’s Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on May 16, 2011. The forward-looking statements contained in this press release reflect the Company's expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands)

	Successor	Predecessor	Successor	Predecessor
	13 Weeks Ended July 30, 2011	13 Weeks Ended July 31, 2010	26 Weeks Ended July 30, 2011	26 Weeks Ended July 31, 2010

Net sales:
Retail	$253,407	$219,293	$519,290	$469,284
Play & Music and Other	5,629	3,456	10,003	6,290
Total net sales	259,036	222,749	529,293	475,574
Cost of goods sold, including buying and occupancy expenses	(167,004)	(125,853)	(326,400)	(248,504)
Gross profit	92,032	96,896	202,893	227,070
Selling, general and administrative expenses	(88,881)	(77,897)	(173,448)	(159,412)
Operating income	3,151	18,999	29,445	67,658
Interest income	34	109	87	200
Interest expense	(21,927)	(65)	(45,930)	(155)
Loss on extinguishment of debt	-	-	(19,563)	-
Other (expense) income, net	(80)	59	(51)	87
(Loss) income before income taxes	(18,822)	19,102	(36,012)	67,790
Income tax benefit (expense)	11,891	(6,848)	18,640	(26,350)
Net (loss) income	$(6,931)	$12,254	$(17,372)	$41,440

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (Non-GAAP Measure):

	Successor	Predecessor	Successor	Predecessor
	13 Weeks Ended July 30, 2011	13 Weeks Ended July 31, 2010	26 Weeks Ended July 30, 2011	26 Weeks Ended July 31, 2010
	($ in thousands)
Net (loss) income	$(6,931)	$12,254	$(17,372)	$41,440
Interest expense	21,927	65	45,930	155
Interest income	(34)	(109)	(87)	(200)
Income tax (benefit) expense	(11,891)	6,848	(18,640)	26,350
Depreciation and amortization	14,372	9,958	28,617	19,544
Non-cash share-based compensation expense	1,469	3,977	2,872	8,538
Loss on disposal/impairment on assets	1,492	326	2,260	759
Loss on extinguishment of debt	-	-	19,563	-
Acquisition-related adjustments	5,085	-	21,691	-
Adjusted EBITDA	$25,489	$33,319	$84,834	$96,586

EXHIBIT B
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	Successor		Predecessor
	July 30,	January 29,	July 31,
	2011	2011	2010
Assets
Current Assets
Cash and cash equivalents	$54,762	$32,124	$132,416
Accounts receivable	19,342	13,669	19,070
Merchandise inventories	215,866	184,268	145,501
Prepaid income taxes	15,467	16,116	20,733
Prepaid expenses and deferred income taxes	52,678	11,553	19,495
Total current assets	358,115	257,730	337,215
Property and Equipment, net	207,901	212,491	217,819
Deferred Income Taxes	-	-	16,630
Goodwill	934,639	934,639	239
Other Intangible Assets	597,409	606,210	1,330
Deferred Financing Costs	51,237	61,983	-
Other Assets	9,939	15,072	3,284
Total Assets	$2,159,240	$2,088,125	$576,517

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$72,397	$54,494	$43,381
Accrued liabilities	74,581	81,100	74,063
Line of credit	40,000	-	-
Current portion of long-term debt	8,200	8,200	-
Total current liabilities	195,178	143,794	117,444

Long-Term Liabilities
Long-term debt	1,205,631	1,207,791	-
Lease incentives and other deferred liabilities	32,841	26,131	78,889
Deferred income taxes	244,115	224,598	-
Total Liabilities	1,677,765	1,602,314	196,333

Stockholders' Equity	481,475	485,811	380,184
Total Liabilities and Stockholders' Equity	$2,159,240	$2,088,125	$576,517

EXHIBIT C
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Successor	Predecessor
	26 Weeks Ended July 30, 2011	26 Weeks Ended July 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(17,372)	$41,440
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Write-off of deferred financing costs and original issue discount	15,860	-
Depreciation and amortization	28,617	19,544
Amortization of deferred financing costs and accretion of original issue discount	3,370	-
Loss on disposal/impairment of assets	2,260	759
(Benefit) provision for deferred income taxes	(19,913)	725
Excess tax benefits from exercise and vesting of share-based awards	-	(3,834)
Tax benefit from exercise of stock options and vesting of restricted stock awards and units	-	3,864
Share-based compensation expense	2,872	8,538
Change in assets and liabilities:
Accounts receivable	(5,667)	(9,156)
Merchandise inventories	(31,467)	(24,445)
Prepaid expenses and other assets	(606)	216
Prepaid income taxes	(198)	(26,034)
Accounts payable	17,890	(3,140)
Accrued liabilities	(7,148)	9,521
Lease incentives and other deferred liabilities	8,184	2,672
Net cash (used in) provided by operating activities	(3,318)	20,670

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,784)	(26,530)
Acquisition of business, net of cash acquired	(1,352)	-
Other	(213)	-
Net cash used in investing activities	(18,349)	(26,530)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Term Loan	820,000	-
Payments on Term Loan	(824,100)	-
Proceeds from ABL facility	60,656	-
Payments on ABL facility	(20,656)	-
Deferred financing costs	(6,665)	-
Investment by Parent	14,865	-
Exercise of stock options	-	997
Repurchases of common stock	-	(124,492)
Excess tax benefits from exercise and vesting of share-based awards	-	3,834
Net cash provided by (used in) financing activities	44,100	(119,661)

Effect of exchange rate fluctuations on cash	205	265

Net increase (decrease) in cash and cash equivalents	22,638	(125,256)

CASH AND CASH EQUIVALENTS:
Beginning of period	32,124	257,672
End of period	$54,762	$132,416